Exhibit 99.1
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS
Annual EPS Increases Ten-Fold to $0.20 on All-Time Record Revenues of $253.8 Million

Kent, WA - June 27, 2012 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal 2012 fourth quarter and year ended April 30, 2012.

For the fiscal year ended April 30, 2012, Flow reported consolidated revenue growth of 17%, reaching a new record level of $253.8 million, compared to $216.5 million in the prior fiscal year. Sales from the Standard segment reached an all-time high of $230.3 million for the fiscal year 2012, a 23% improvement from the prior fiscal year, as consumable spare parts sales grew 14% to $80.0 million, also a new record. Net income for fiscal year 2012 was $9.4 million or $0.20 per share, compared to a net income of $0.8 million or $0.02 per share in the prior fiscal year.

For the fourth quarter of fiscal year 2012, Flow reported consolidated revenues of $63.4 million, a 6% increase from $59.5 million in the prior fiscal year. Net income in the fourth quarter was $2.6 million or $0.06 per share. In comparison, the Company reported net income in the prior-year period of $0.4 million or $0.01 per share.

Adjusted EBITDA for fiscal year 2012 was $24.4 million or 10% of sales, compared to $13.7 million or 6% of sales for the prior fiscal year. For the quarter, Adjusted EBITDA was $5.5 million or 9% of sales, compared to $2.8 million or 5% of sales in the year-ago quarter. A reconciliation of Adjusted EBITDA to Net Income is provided in the accompanying financial tables.

“Our fourth quarter results mark a solid conclusion to a fiscal year in which we broke a number of important records and reached significant profitability milestones,” said Charley Brown, President and CEO of Flow. “We also moved forward on our new Mach 2 and Mach 4 products, which have now made the very important transition into full global launch mode. These products will set new performance standards across a full continuum of waterjet machine tools, positioning us very well for continued profitable growth.”

Operations Review for the 2012 Fiscal Fourth Quarter and Year

•
Standard segment sales, which include sales of systems that do not require significant custom configuration as well as parts and services for those installed systems, were $59.0 million for the quarter, an increase of $6.7 million or 13% from the year-ago quarter. For the year, Standard segment sales increased 23% to $230.3 million from $187.9 million in the prior year.

•
Advanced segment sales, which include sales of complex aerospace and application systems requiring specific custom configuration and advanced features, were $4.4 million for the quarter, a decline of $2.9 million or 40% from the year-ago quarter. For the year, Advanced segment sales declined 18% to $23.5 million from $28.6 million in the prior year. Advanced segment sales are recorded using the percentage of completion method, with lead times generally ranging from 12 to 24 months.

•
Aggregate gross margins were 39% for the quarter, compared to 37% in the prior-year quarter. Standard segment gross margins were 40% for the quarter, in line with the year-ago quarter. Advanced segment gross margins were 23% in the current quarter, an improvement compared to 13% in the year-ago quarter. For the year, aggregate gross margins were in line with year-ago gross margins at 39%. Standard and Advanced gross margins for the year were 41% and 24%, respectively, compared to 42% and 21% in the prior year.

•
Total operating expenses for the quarter were $22.5 million, compared to $21.6 million in the prior-year quarter. Total operating expenses in the fourth quarter of fiscal 2012 included a $1.1 million non-cash, non-recurring incremental stock compensation charge related to adjusting employee attrition rates. Excluding this item, operating expenses were in-line with the year-ago quarter. For the year, total operating expenses were $84.7 million, compared to $79.6 million a year ago.

•
The Company recorded a tax benefit of $1.7 million during the quarter, primarily related to the favorable settlement of a tax audit. The impact on fourth quarter 2012 results was a net tax benefit of $1.0 million. This favorable settlement also impacted the full year 2012, lowering the Company's overall effective tax rate to 26%.

Conference Call
Flow plans to hold a conference call to discuss these results today: Wednesday, June 27, 2012 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 877-941-1427 or 480-629-9664. A 7-day replay will be available following the call by dialing 800-406-7325 or 303-590-3030. The conference call passcode is 4544811. A live audio Webcast of the conference call may be found in the investor section at www.flowwaterjet.com. A Webcast replay of the call will also be available for 90 days.

About Flow International
Flow International Corporation is the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications used in multiple industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding performance standards for the Company's new products and expectations for continued profitability. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Condensed Consolidated Income Statements
(Unaudited)

U.S. Dollars in thousands, except per share data
	Three months ended April 30,			Twelve months ended April 30,
	2012	2011	% Change	2012	2011	% Change

Sales	$63,397	$59,536	6%	$253,768	$216,524	17%

Cost of Sales	38,536	37,353	3%	154,400	132,063	17%

Gross Margin	24,861	22,183	12%	99,368	84,461	18%

Operating Expenses:
Sales and Marketing	12,648	12,310	3%	49,454	45,359	9%
Research and Engineering	2,784	2,979	(7)%	10,863	10,074	8%
General and Administrative	7,070	6,330	12%	24,382	24,141	1%
Operating Expenses	22,502	21,619	4%	84,699	79,574	6%

Operating Income	2,359	564	NM	14,669	4,887	NM

Interest Expense, net	(174)	(488)	(64)%	(1,050)	(1,670)	(37)%
Other Income (Expense), net	(443)	371	NM	(954)	686	NM

Income Before Taxes	1,742	447	NM	12,665	3,903	NM
(Provision) Benefit for Income Taxes	1,003	31	NM	(3,276)	(2,895)	13%

Income from Continuing Operations	2,745	478	NM	9,389	1,008	NM

Income (Loss) from Discontinued Operations, net of Income Tax	(102)	(90)	13%	60	(242)	NM

Net Income	$2,643	$388	NM	$9,449	$766	NM

Basic and Diluted Income Per Share:
Income from Continuing Operations	$0.06	$0.01	NM	$0.20	$0.02	NM
Net Income	$0.06	$0.01	NM	$0.20	$0.02	NM

Weighted Average Shares Outstanding Used in Computing Basic and Diluted Income Per Share (000):
Basic	47,879	47,364		47,766	47,216
Diluted	47,944	47,543		47,766	47,228

NM = not meaningful

Flow International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

U.S. Dollars in thousands
	April 30,
	2012	2011	% Change
ASSETS
Current Assets:
Cash and Cash Equivalents	$12,942	$9,096	42%
Receivables, net	46,830	47,082	(1)%
Inventories, net	40,069	28,609	40%
Other Current Assets	15,704	13,305	18%
Total Current Assets	115,545	98,092
Property and Equipment, net	17,488	19,104	(8)%
Other Long-Term Assets	34,033	35,867	(5)%
Total Assets	$167,066	$153,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Notes Payable	$—	$5,500	(100)%
Current Portion of Long-Term Obligations	21	25	(16)%
Accounts Payable and Other Accrued Liabilities	33,660	28,661	17%
Other Current Liabilities	25,419	22,775	12%
Total Current Liabilities	59,100	56,961
Other Long-Term Liabilities	7,331	7,925	(7)%
Subordinated Notes	9,587	8,723	10%
Total Liabilities	76,018	73,609

Shareholders’ Equity	91,048	79,454	15%
Total Liabilities and Shareholders' Equity	$167,066	$153,063

Flow International Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

U.S. Dollars in thousands
	Twelve Months Ended April 30,
	2012	2011	% Change
Cash Flows from Operating Activities:
Net Income	$9,449	$766	NM
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities:
Depreciation and Amortization	6,208	6,302	(1)%
Deferred Income Taxes	720	2,368	(70)%
Provision for Slow Moving and Obsolete Inventory	477	884	(46)%
Bad Debt Expense	531	434	22%
Incentive Compensation Expense	3,546	2,347	51%
Warranty Expense	4,235	2,695	57%
Other	1,548	1,262	23%
Changes in Operating Assets and Liabilities:
Receivables	(2,071)	(10,051)	(79)%
Inventories	(13,368)	(6,392)	NM
Other Operating Assets	(1,246)	(2,485)	(50)%
Accounts Payable	4,672	2,088	NM
Other Operating Liabilities	(1,990)	2,707	NM
Net Cash Provided by Operations	12,711	2,925	NM
Cash Flows from Investing Activities:
Expenditures for Property, Equipment and Intangible Assets	(4,601)	(3,530)	30%
Other Investing Activities	283	(929)	NM
Net Cash Used in Investing Activities	(4,318)	(4,459)	(3)%
Cash Flows from Financing Activities:
Borrowings Under Credit Facility	63,450	51,050	24%
Repayments Under Credit Facility	(68,950)	(45,900)	50%
Other Net Borrowings (Repayments)	5	(36)	NM
Net Cash (Used in) Provided by Financing Activities	(5,495)	5,114	NM
Effect of Changes in Exchange Rates	948	(851)	NM
Net Change in Cash and Cash Equivalents	3,846	2,729
Cash and Cash Equivalents, Beginning of the Period	9,096	6,367	43%
Cash and Cash Equivalents, End of the Period	$12,942	$9,096	42%

Supplemental Disclosures of Cash Flow Information
Cash Paid during the year for:
Interest	300	403	(26)%
Taxes	1,252	950	32%

NM = not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)

U.S. Dollars in thousands
	Three months ended April 30,			Twelve months ended April 30,
	2012	2011	% Change	2012	2011	% Change

Sales Breakdown:
Standard System Sales	$38,513	$33,527	15%	$150,456	$117,721	28%
Advanced System Sales	4,387	7,196	(39)%	23,358	28,431	(18)%
Consumable Parts Sales	20,497	18,813	9%	79,954	70,372	14%
Total	$63,397	$59,536	6%	$253,768	$216,524	17%

Segment Revenue Breakdown:
Standard	$59,005	$52,268	13%	$230,272	$187,887	23%
Advanced	4,392	7,268	(40)%	23,496	28,637	(18)%
	$63,397	$59,536	6%	$253,768	$216,524	17%

Depreciation and Amortization Expense	$1,485	$1,596	(7)%	$6,208	$6,302	(1)%
Capital Spending	$1,255	$830	51%	$4,601	$3,530	30%

Flow International Corporation
Reconciliation of Adjusted EBITDA to Net Income
(Unaudited)

U.S. Dollars in thousands
	Three months ended April 30,			Twelve months ended April 30,
	2012	2011	% Change	2012	2011	% Change

Net Income	$2,643	$388	NM	$9,449	$766	NM
Add Back:
Depreciation and Amortization	1,485	1,596	(7)%	6,208	6,302	(1)%
Income Tax Provision	(1,003)	(31)	NM	3,276	2,895	13%
Interest Charges	175	508	(66)%	1,112	1,776	(37)%
Non-Cash Charges (i)	2,225	300	NM	4,317	2,000	NM
Adjusted EBITDA	$5,525	$2,761	NM	$24,362	$13,739	77%

(i) Allowable Add Backs Pursuant to Credit Facility Agreement

NM = not meaningful

     The Company defines Adjusted EBITDA as net income, determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to the Company's Credit Facility Agreement.

     Adjusted EBITDA is a non-GAAP financial measure and the presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial measure are significant components of the Company's financial statements and must be considered in performing a comprehensive analysis of the overall financial results. The Company uses this measure, together with GAAP financial metrics, to assess its financial performance, allocate resources, evaluate the overall progress towards meeting its long-term financial objectives, and assess compliance with its debt covenants. The Company believes that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used in the Company's financial and operational decision making. The Company's calculation of Adjusted EBITDA may not be consistent with calculations of similar measures used by other companies.